Exhibit 10(f)

November 5, 1997



J. Carter Bacot

Re:  Consulting Agreement

Dear Carter:

	This letter confirms the terms and conditions of your engagement as a consultant to assist The Bank of New York Company, Inc. ("BNY Co.") in tasks assigned pursuant to this agreement. J. Carter Bacot is hereinafter referred to as "Consultant".

	1. Services. Consultant agrees to render such services to BNY Co., its subsidiaries or affiliates as the Chairman of BNY Co. shall from time to time request (the "Services"). In rendering Services hereunder, Consultant shall report to the Chairman of BNY Co. Consultant, however, shall not be obligated to devote more than 25% of normal business hours throughout the term of this agreement to the rendering of Services.

	2. Term. This agreement shall be effective immediately after Consultant separates from service as an employee of The Bank of New York ("BNY") (the "Effective Date") and, subject to Sections 9 and 10, shall terminate five (5) years thereafter.

	3. Consulting Fee. Consultant shall be entitled to a fee for Services rendered during the term of this agreement in the amount of USD$1,500,000 (the "Consulting Fee"), payable by BNY Co. in annual installments pursuant to the following schedule:

		   Year 1           $500,000
		   Year 2            400,000
		   Year 3            300,000
		   Year 4            200,000
		   Year 5            100,000.

The installment for Year 1 shall be payable as soon as practicable after the Effective Date. The installment for each of Years 2 through 5 shall be payable at the beginning of such year (i.e., the anniversary of the

Effective Date). Consultant shall be responsible for the payment of applicable taxes levied or based upon any portion of the Consulting Fee paid by BNY Co., including SECA and federal, state and local income taxes.

	4. Facilities. BNY Co. shall provide Consultant with an executive secretary, office, car and chauffeur as he shall from time to time deem appropriate until the first to occur of Consultant's death or termination for Cause (as defined in Section 9).

	5. Reimbursement for Expenses. BNY Co. shall reimburse Consultant for all reasonable costs and expenses incurred by Consultant in connection with the rendering of Services hereunder. Consultant shall periodically submit invoices to BNY Co. for reimbursement of costs and expenses incurred.

	6. Confidential Information. Consultant shall hold all Confidential Information (defined below) at all times in trust and confidence for BNY Co., its subsidiaries and affiliates from the time Consultant acquires such Confidential Information. Consultant shall not use any such Confidential Information for his own benefit or for the benefit of any other person and, except as authorized by BNY Co. or its designee in writing, Consultant shall not disclose to any person or entity any such Confidential Information. Upon termination of this agreement, if requested by BNY Co. or its designee, Consultant shall deliver to BNY Co. originals and copies of all reports, notes and work papers, documents, correspondence, manuals, tapes and any and all other materials in his possession or under his control which may contain confidential information. As used herein, Confidential Information means any and all information of a confidential or otherwise non-public nature obtained by Consultant from, or disclosed to Consultant by BNY Co. or any of its subsidiaries or affiliates or any of its or their directors, officers, employees, agents or representatives relating in any way to past, present or future business affairs, financial information, methods or processes of BNY Co. or any of its subsidiaries or affiliates. Consultant's obligations under this Section 6 shall survive any termination or expiration of this agreement.

	7. Non-Competition. During the term of this agreement, Consultant shall not, directly or indirectly, own, manage, operate, join, control or otherwise carry on, participate in the management, operation or control of, or be engaged in or concerned with, any commercial bank which is or is seeking to become competitive with BNY Co., its subsidiaries or affiliates. Notwithstanding the foregoing provisions of this Section, nothing shall prevent Consultant from owning less than 5% of the outstanding shares of any entity actively traded on a recognized securities exchange or NASDAQ.

	8. Independent Contractor. Consultant shall act hereunder as an independent contractor, shall not be subject to any formal schedule of duties or hours, and shall in no event be deemed an employee of BNY Co., its subsidiaries or affiliates for purposes of employee benefits or otherwise, merely as a consequence of this agreement or his rendering of Services.
This agreement and the rendering of Services shall not in any way affect Consultant's rights or benefits as a retired BNY employee or as a member of the Board of Directors of BNY Co., including without limitation any employee benefit (whether pension or otherwise) earned or accrued as a BNY employee prior to the Effective Date and any fees earned as a member of the Board of Directors of BNY Co.

	9. Termination. Upon written notice to Consultant, BNY Co. may at any time terminate this agreement with or without Cause (defined below). If BNY Co. terminates this agreement without Cause, it shall be obligated to pay Consultant any unpaid portion of the Consulting Fee when otherwise due and continue its obligations under Section 4. If BNY Co. terminates this agreement with Cause, it shall only be obligated to pay Consultant that portion of the Consulting Fee that has accrued through the last day Consultant renders Services. In such instance, Consultant shall reimburse BNY Co. for any portion of the Consulting Fee that has been paid but not accrued through the last day Consultant renders Services.

	Upon 30 days prior written notice to BNY Co., Consultant may at any time terminate this agreement, in which case BNY Co. shall only be obligated to pay Consultant that portion of the Consulting Fee that has accrued through the last day Consultant renders Services but shall remain obligated to continue its obligations under Section 4. In such instance, Consultant shall reimburse BNY Co. for any portion of the Consulting Fee that has been paid but not accrued through the last day Consultant renders Services.

	In the event of Consultant's death or Disability (defined below), this agreement shall terminate and BNY Co. shall have no further obligation to pay any party, including Consultant's estate, any unpaid portion of the Consulting Fee and Consultant or Consultant's estate shall have no obligation to reimburse BNY Co. for any portion of the Consulting Fee which has been paid to Consultant.

	As used herein, Cause means Consultant has (i) materially breached this agreement, (ii) failed, after being provided with notice and reasonable opportunity to cure, to render any Services required under this agreement,
(iii) breached any of his fiduciary duties to BNY Co., its subsidiaries or affiliates, or (iv) been convicted of any felony.

	As used herein, Disability shall mean the inability of Consultant, due to a physical or mental disability, for a period of 90 days, regardless of whether consecutive, during any 360 day period to perform the services contemplated under this agreement. A determination of Disability shall be made by a physician satisfactory to both Consultant and BNY Co., provided that if Consultant and BNY Co. do not agree on a physician, Consultant and BNY Co. shall each select a physician and these two physicians together shall select a third physician, whose determination as to Disability shall be binding on Consultant and BNY Co.

	10. Change of Control. At any time after a Change of Control (defined below), at the election of Consultant, BNY Co. shall pay Consultant in a lump sum any unpaid portion of the Consulting Fee, Consultant shall have no further obligation to render Services and this agreement shall be deemed terminated except for BNY Co.'s continuing obligations under Section 4. Change of Control shall be as defined in the 1993 Long Term Incentive Plan of The Bank of New York Company, Inc., as amended from time to time.

	11. Complete Agreement; Modification. This agreement contains the entire agreement of the parties with respect to the subject matter hereof.
It may not be amended except in writing signed by both parties. In case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions herein, and this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained herein shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

	12. Binding Nature; Assignment. This agreement shall be binding on and inure to the benefit of the parties hereto and may not be assigned by either party. Notwithstanding the foregoing, BNY Co. may assign this agreement to any entity controlled by, or under common control with, it without Consultant's consent.

	13. Limitation of Liability. Except as otherwise expressly provided herein, Consultant assumes no responsibility under this agreement other than to render the Services called for hereunder in good faith and shall not be liable to BNY Co. except for his acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of his duties.

	14. Applicable Law. Consultant will comply with all applicable laws in rendering Services under this agreement. This agreement shall be governed by and construed in accordance with the substantive laws, and not the choice of law rules, of the State of New York.

If the foregoing reflects our understanding, please sign and return the duplicate copy of this letter to the undersigned.

Very truly yours,

THE BANK OF NEW YORK                      ACCEPTED AND AGREED:
COMPANY, INC.


By:   \s\ Thomas A. Renyi                 \s\ J. Carter Bacot
      ---------------------------         -----------------------------
	  Thomas A. Renyi                     J. Carter Bacot
	  President and
	  Chief Executive Officer
					  Dated: November 5, 1997
						 ----------------------